Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-236211 and 333-257430 on Form S-3 and in Registration Statement Nos. 333-182585 and 333-236209 on Form S-8 of our reports dated February 23, 2022, relating to the financial statements of Franchise Group, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the fiscal year ended December 25, 2021.

/s/ Deloitte & Touche LLP

Richmond, Virginia
February 23, 2022